Exhibit 4.1

UCOMMUNE INTERNATIONAL LTD

Floor B1, Tower D

No.2 Guang Hua Road

Chaoyang District, Beijing

People’s Republic of China, 100026

January 30, 2024

JAK Opportunities LLC

17 State Street, 2100

New York, New York 10004

Re:	Warrants

Dear Sirs and Madams:

Reference is made to the Series A Warrant, Series B Warrant and Series C Warrant, each dated January 26, 2022 and amended on March 1, 2022, August 29, 2022, October 25, 2022, January 24, 2023 and June 7, 2023 (collectively, the “Warrants”), between Ucommune International Ltd and JAK Opportunities LLC (the “Holder”), as the holder named therein. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Warrants.

Upon execution of this letter agreement:

1.	For purposes of the Series B Warrant, the “Termination Date” shall be amended and restated to (i) December 31, 2024 for the 260,417 Class A ordinary shares with par value of $0.024 each (each an “Ordinary Share”) issuable upon exercise of the Series B Warrant that are registered under the registration statement on Form F-3 of Ucommune International Ltd (File No. 333-257664) (the “F-3 Registration Statement”), and to (ii) 12 months following the effectiveness of a registration statement to be filed under the Securities Act registering the remaining unregistered Ordinary Shares issuable upon exercise of the Series B Warrant for such remaining Ordinary Shares; and, for avoidance of doubt, Footnote 2 of each Warrant shall be amended to change the “Termination Date” for Series B Warrant accordingly.

2.	Section 5(o) of each of the Warrants shall be amended and restated as follows:

“o) Floor for Exercise Price of the Warrant. Notwithstanding anything to the contrary in the Transaction Documents, the Exercise Price of the Warrant for the (i) 52,084 Ordinary Shares issuable upon exercise of the Series A Warrant, (ii) 260,417 Ordinary Shares issuable upon exercise of the Series B Warrant and (iii) 260,417 Ordinary Shares issuable upon exercise of the Series C Warrant that are registered under the F-3 Registration Statement shall in no event be lower than $3.37 (the “Floor Price”). The Floor Price shall be proportionately decreased upon a stock split or share subdivision of Ordinary Shares, and shall be proportionately increased in the case of a reverse stock split or share combination of Ordinary Shares. The Company agrees that while the Warrant remains outstanding, it will not issue Ordinary Shares or Ordinary Share Equivalents at a price per share or with a conversion or exercise price per share, as applicable, that is below $15.6 without the prior written consent of the Holder.”

For the avoidance of doubt, following the share consolidation on November 29, 2023, in which every 12 ordinary shares with par value of $0.002 were consolidated into one ordinary share with par value of $0.024 (the “Share Consolidation”), the Exercise Price per Ordinary Share in Section 2(b) of each of the Warrants shall be automatically adjusted to $3.37 pursuant to Section 3(a)(ii) therein, and the Floor Price for the Ordinary Shares issuable upon exercise of each of the Warrants that are not registered under the F-3 Registration Statement shall be automatically adjusted to $15.6 pursuant to Section 5(o) therein; and the amended Floor Price in Section 5(o) above for the registered Ordinary Shares have already been adjusted to reflect the Share Consolidation.

Each of the Warrants and this letter agreement shall be read together and shall have the same effect as if each such Warrant and this letter agreement were contained in one document. Except as expressly modified by this letter agreement, the terms and obligations of the Warrants and the Transaction Documents remain unchanged and the Warrants and Transaction Documents shall continue in full force and effect.

This letter agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws principles thereof.

If you are in agreement with the foregoing, please have this letter agreement executed by your authorized representative and return a copy to the undersigned.

Very Truly Yours,

UCOMMUNE INTERNATIONAL LTD

By:	/s/ Zirui Wang
Name:	Zirui Wang
Title:	Chief Executive Officer and Chief Risk Officer

Confirmed and Agreed to:

JAK Opportunities LLC

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Managing Member

[Signature Page to Warrant Amendment]

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